Exhibit 10.2

SEARCH ASSIGNMENT CONFIRMATION

DATE:	March 30, 2005

CLIENT:	Yak Communications, Inc.
300 Consilium Place, Suite 500
Scarborough, Ontario M1H 3G2

TO:	Mr. Greg Breetz
615-309-9755

FROM:	Paul Frankenberg
Kraft Search Associates, LLC
555 Great Circle Road, Suite 200
Nashville, TN 37228
(615) 782-4276

Kraft Search Associates, LLC (“KSA”) is pleased to confirm it will represent Yak Communications, Inc. (Client) on an exclusive basis for the following search assignment:

CHIEF FINANCIAL OFFICER

KSA will assist Client with drafting a position specifications and description, identifying, recruiting and developing candidates based on the position specifications and description, delivering candidate profiles and references, coordinating candidate and client meetings and assisting through negotiations with the successful candidate. All activities, efforts and communications regarding this search assignment will be conducted through Mr. Greg Breetz, unless otherwise specified in writing.

EXCLUSIVITY

KSA will act as Client’s exclusive agent for the assignment under retainer.

PROFESSIONAL FEES

Client agrees to pay KSA a Professional Fee of thirty percent (30%) of the successful candidate’s estimated first year cash compensation (salary and incentive compensation), payable in three installments.

TERMS

Based on the desired competencies and experiences required to be a success in this position, the estimated first year cash compensation to conclude this assignment has been established to be $200,000 to $400,000. A midpoint of $300,000 has been used to calculate the Professional Fee. The combined Fee for the interim hire and the retained search are not to exceed $100,000.

30% of $300,000 = $90,000

Client will pay the Professional Fee as follows:

Retainer: One third (1/3) of the estimated fee ($30,000) is due at the inception of the search.

Progress Payment: One third (1/3) of the estimated fee ($30,000) will be invoiced 30 days after the Retainer is invoiced.

Completion Fee: One-Third (1/3) of the estimated fee ($30,000), reconciled as necessary, will be invoiced thirty (30) days after the Progress Payment is invoiced.

Completion Fee: The Completion Fee will reconcile any difference between the estimated first year cash compensation and the actual first year compensation offered to the successful candidate. Should the actual first year compensation of the successful candidate be lower than the estimated first year compensation upon which the Professional Fee was predicated, Client will be refunded the Professional Fee difference. If the actual first year compensation is higher than the estimated first year compensation, Client will be invoiced the difference.

If the employment of the successful candidate is justifiably terminated by Client within 6 months of hiring for insufficient performance, KSA will exert efforts to replace the successful candidate provided that the Professional Fee has been paid in full. Insufficient performance is the material failure of the successful candidate to meet the performance criteria set forth on the position description.

EXPENSES

KSA will propose a budget for travel expenses for approval by client. Travel expenses are billed on a monthly basis at cost, or at the tax rate for mileage. Domestic telephone expenses are billed at $5.00 per on-line hour on a monthly basis. International telephone expenses are billed at $7.50 per on-line hour on a monthly basis. Overnight and express mail services used upon request by client are billed at cost on a monthly basis.

CONDITIONS AND AGREEMENT LIMITATIONS

Should Client terminate KSA’s services under this Agreement for circumstances other than failure to perform its services, Client agrees to pay the following: (i) for termination within thirty (30) days of the date of this Agreement, pay the Retainer (1/3 of the Professional Fee); (ii) from thirty (30) to sixty (60) days, pay the Retainer and the Progress Payment I (2/3 of the Professional Fee); and (iii) past sixty (60) days, pay the entire Professional Fee.

Should Client hire additional candidate(s) presented by KSA for a non-retained assignment, Client agrees to pay a 25% Professional Fee based on the estimated first year compensation for the additional hire(s).

By execution of this agreement Client has selected, retained and agreed to the fees, terms and conditions stated. Please execute one copy of this document and return for our records.

Kraft Search Associates, LLC

By:	/s/ Paul Frankenberg
Paul Frankenberg, President

Date: 3-30-2005

Yak Communications Inc.

By:	/s/ R. Gregory Breetz
Title:	Chairman of Audit Committee

Date: 3-31-2005